Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Flow Investor Relations
Geoffrey Buscher
253-813-3286
investors@flowcorp.com

FLOW INTERNATIONAL ANNOUNCES FIRST QUARTER RESULTS
Revenue Grows 29% Including Another Quarterly Record for Consumables

Kent, WA - September 1, 2011 - Flow International Corporation (NASDAQ: FLOW), the world's leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, today reported results for its fiscal 2012 first quarter ended July 31, 2011.

For the first quarter of fiscal 2012, Flow reported consolidated revenues of $60.0 million, a 29% increase from $46.6 million in the prior fiscal year. Net income in the current quarter was $0.7 million or $0.01 per share. In comparison, the Company reported a net loss in the prior-year period of $0.5 million or $0.01 loss per share.

Adjusted EBITDA for the quarter was $3.4 million, compared to $2.9 million in the year-ago quarter. A reconciliation of Adjusted EBITDA to Net Income is provided in the accompanying financial tables.

“Our global footprint was evident in the quarter as we grew in excess of 20% in every major geographic region”, said Charley Brown, President and CEO of Flow. “Despite widely reported macroeconomic variability, we delivered our fourth consecutive quarter of sequential growth with recent order patterns showing continued stability.”

Operations Review for the First Quarter of Fiscal 2012

•
Standard segment sales, which include sales of systems that do not require significant custom configuration as well as parts and services for those installed systems, were $53.0 million, an increase of $12.2 million or 30% from the year-ago quarter.

•
Advanced segment sales, which include sales of complex aerospace and application systems requiring specific custom configuration and advanced features, were $7.0 million, reflecting a $1.3 million or 22% increase from the year-ago quarter. Advanced segment sales are recorded using the percentage of completion method, with lead times generally ranging from 12 to 24 months.

•
Aggregate gross margins were 39% for the quarter, compared to 42% in the year-ago quarter. Standard segment gross margins were 41%, which compares to 43% in the year-ago quarter. The decline was attributable to geographic and product mix. Advanced segment gross margins were 21% in the current quarter compared to 33% in the year-ago quarter. The decline in the Advanced segment gross margins was attributable to both project and product mix, as well as adjustments in original cost estimates for certain large aerospace contracts.

•
Total operating expenses for the quarter were $22.0 million, compared to $18.7 million in the year-ago quarter. The $3.3 million increase from the year-ago quarter was primarily the result of higher commissions on increased sales, investments in lead generation, new product development and employee compensation including the reinstatement of wages and employee benefits that were reduced during the recession.

Conference Call
Flow plans to hold a conference call to discuss these results today: Thursday, September 1st at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The conference call may be heard by dialing 877-941-1427 or 480-629-9664. A 7-day replay will be available following the call by dialing 800-406-7325 or 303-590-3030. The conference call passcode is 4467256. A live audio Webcast of the conference call may be found in the investor section at www.flowwaterjet.com. A Webcast replay of the call will also be available for 90 days.

About Flow International
Flow International Corporation is the world's leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications used in multiple industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit www.flowwaterjet.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the Company's filings with the U.S. Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements regarding order patterns showing continued stability. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

Flow International Corporation
Consolidated Statements of Operations
(Unaudited)

U.S. Dollars in thousands, except per share data
	Three months ended July 31,
	2011	2010	% Change

Sales	$60,030	$46,580	29%

Cost of Sales	36,910	27,247	35%

Gross Margin	23,120	19,333	20%

Operating Expenses:
Sales and Marketing	12,696	10,596	20%
Research and Engineering	2,656	2,146	24%
General and Administrative	6,609	5,958	11%
Total Operating Expenses	21,961	18,700	17%

Operating Income	1,159	633	83%

Interest Expense, net	(271)	(392)	(31)%
Other Income (Expense), net	(134)	292	NM

Income Before Taxes	754	533	41%
Provision for Income Taxes	(100)	(1,064)	(91)%

Income (Loss) from Continuing Operations	654	(531)	NM

Income (Loss) from Discontinued Operations, net of tax	57	(9)	NM

Net Income (Loss)	$711	$(540)	NM

Basic and Diluted Income (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.01	(0.01)	NM
Net Income (Loss)	$0.01	(0.01)	NM

Weighted Average Shares Outstanding Used in Computing Basic and Diluted Income (Loss) Per Share (000):
Basic	47,532	47,044
Diluted	47,541	47,044

NM = not meaningful

Flow International Corporation
Consolidated Balance Sheets
(Unaudited)

U.S. Dollars in thousands
	July 31,	April 30,
	2011	2011	% Change
ASSETS:
Current Assets:
Cash and Cash Equivalents	$7,941	$9,096	(13)%
Receivables, net	42,990	47,082	(9)%
Inventories, net	31,720	28,609	11%
Other Current Assets	11,979	13,305	(10)%
Total Current Assets	94,630	98,092
Property and Equipment, net	18,974	19,104	(1)%
Other Long-Term Assets	36,441	35,867	2%
Total Assets	$150,045	$153,063

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Notes Payable	$3,100	$5,500	(44)%
Current Portion of Long-Term Obligations	20	25	(20)%
Accounts Payable and Other Accrued Liabilities	29,126	28,661	2%
Other Current Liabilities	20,677	22,775	(9)%
Total Current Liabilities	52,923	56,961
Other Long-Term Liabilities	7,747	7,925	(2)%
Subordinated Notes	8,930	8,723	2%
Total Liabilities	69,600	73,609

Shareholders’ Equity	80,445	79,454	1%
Total Liabilities and Shareholders' Equity	$150,045	$153,063

NM = not meaningful

Flow International Corporation
Supplemental Data
(Unaudited)

U.S. Dollars in thousands
	Three months ended July 31,
	2011	2010	% Change

Sales Breakdown:
Systems	$39,964	$30,535	31%
Consumable Parts	20,066	16,045	25%
Total	$60,030	$46,580	29%

Segment Revenue Breakdown:
Standard	$53,004	$40,843	30%
Advanced	7,026	5,737	22%
	$60,030	$46,580	29%

Depreciation and Amortization Expense	$1,572	$1,622	(3)%

Capital Spending	$631	$697	(9)%

Flow International Corporation
Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Unaudited)

U.S. Dollars in thousands
	Three months ended July 31,
	2011	2010	% Change

Net Income (Loss)	$711	$(540)	NM
Add Back:
Depreciation and Amortization	1,572	1,622	(3)%
Income Tax Provision	100	1,064	(91)%
Interest Charges	311	413	(25)%
Non-Cash Charges (i)	666	379	76%
Adjusted EBITDA	$3,360	$2,938	14%

(i) Allowable Add Backs Pursuant to Credit Facility Agreement

NM = not meaningful

     The Company defines Adjusted EBITDA as net income (loss), determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding the effects of income taxes, depreciation, amortization of intangible assets, interest expense, and other non-cash charges, which includes such items as stock-based compensation expense, foreign currency gains or losses, and other non-cash allowable add backs pursuant to the Company's Credit Facility Agreement.

     Adjusted EBITDA is a non-GAAP financial measure and the presentation of this non-GAAP financial measure is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP. The items excluded from this non-GAAP financial measure are significant components of the Company's financial statements and must be considered in performing a comprehensive analysis of the overall financial results. The Company uses this measure, together with GAAP financial metrics, to assess its financial performance, allocate resources, evaluate the overall progress towards meeting its long-term financial objectives, and assess compliance with its debt covenants. The Company believes that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency with respect to the supplemental information used in the Company's financial and operational decision making. The Company's calculation of Adjusted EBITDA may not be consistent with calculations of similar measures used by other companies.